Exhibit 4.2

Execution Version

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

WARRANT TO PURCHASE STOCK

Company:	ODYSSEY THERAPEUTICS, INC.
Number of Shares:	64,992
Class of Stock:	Series A-2 Preferred
Initial Exercise Price:	$6.15459 per share
Issue Date:	March 17, 2022
Expiration Date:	March 17, 2032

This Warrant Certifies That, for good and valuable consideration, the receipt of which is hereby acknowledged, Pacific Western Bank or its assignee or transferee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the above-referenced class of stock (the “Shares”) of Odyssey Therapeutics, Inc. (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms apnd conditions set forth in this warrant.

Reference is made to Section 4.4 of this warrant, whereby Pacific Western Bank shall transfer this warrant to its parent company, PacWest Bancorp.

ARTICLE 1

EXERCISE

1.1
Method of Exercise. On or prior to the Expiration Date set forth above, Holder may exercise this warrant, in whole or in part, for the Shares that are then deemed Vested Shares (as defined below) by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Vested Shares being purchased.
1.2
Conversion Right. In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.
1.3
Fair Market Value. If the Shares (or any shares of common stock into which the shares of the Company’s Series A Preferred Stock were converted) are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s common stock into which the shares of the Company’s Series A Preferred were converted) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.
1.4
Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.
1.5
Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.
1.6
Treatment of Warrant Upon Acquisition of the Company.
1.6.1
“Acquisition.” For the purpose of this warrant, “Acquisition” means (a) any sale, exclusive license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.
1.6.2
Exercise Upon Acquisition. Upon the closing of any Acquisition in which the consideration to be received by the Company’s stockholders consists of cash, marketable securities, or a combination of both cash and marketable securities, (a) for any Acquisition in which the fair market value of the per-share consideration payable upon the consummation thereof in respect of one share of the Company’s Series A-2 Preferred Stock exceeds the Warrant Price, this warrant shall be automatically cancelled and, in full satisfaction of the Holder’s rights under this warrant, the Holder shall receive a portion of the consideration payable to the holders of the Company’s Series A-2 Preferred Stock as if the Holder held the aggregate number of Shares then deemed Vested Shares and exercisable under this warrant as of immediately prior to the closing of such Acquisition, less an amount equal to the aggregate Warrant Price payable for such Shares and (b) for any Acquisition in which the fair market value of the per-share consideration payable upon the consummation thereof in respect of one share of the Company’s Series A-2 Preferred Stock is less than or equal to the Warrant Price, this warrant shall be automatically cancelled and terminated for no consideration.
1.6.3
Assumption of Warrant. Upon the closing of any Acquisition not referred to in Section 1.6.2, the successor entity shall assume the obligations of this warrant, and this warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this warrant.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1
Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides or combines the outstanding common stock into a greater or lesser amount of common stock, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend, subdivision or combination occurred.
2.2
Reclassification, Exchange or Substitution. Upon any reclassification, conversion, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, conversion, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation, whether upon the closing of a registered public offering of the Company’s common stock or otherwise. The Company or its successor shall promptly issue to Holder a new warrant for such securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number and class of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, conversions, exchanges, substitutions, or other events.
2.3
Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.
2.4
Adjustments for Diluting Issuances. Without duplication of any adjustment otherwise provided for in this Section 2, in the event of the issuance (a “Diluting Issuance”) by the Company, after the Issue Date, of Additional Shares of Common Stock (as defined in Article FOURTH, Section 4.4 of the Company’s Certificate of Incorporation, as in effect from time to time) at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with the provisions of Article FOURTH, Section 4.4 of the Company’s Certificate of Incorporation, as in effect at the time of such issuance, that apply to such Diluting Issuance, including without limitation the specified exceptions to such adjustments set forth in such section.
2.5
Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.
2.6
Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.
2.7
Vesting. The Shares shall vest as set forth on Exhibit A hereto. The Shares that are vested in accordance with this Section 2.7 are referred to herein as the “Vested Shares”. Any Shares that are not deemed Vested Shares as of the Expiration Date set forth above shall be automatically forfeited and no longer exercisable under this warrant.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1
Representations and Warranties. The Company hereby represents and warrants to Holder as follows:
(a)
The initial Warrant Price referenced on the first page of this warrant is not greater than the price per share at which shares of the Company’s Series A-2 Preferred Stock were last sold and issued prior to the date of this warrant.
(b)
All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.
(c)
The Company’s capitalization table attached to this warrant is true and complete as of the Issue Date.
3.2
Notice of Certain Events. The Company shall provide Holder with not less than ten (10) days’ prior written notice of, including a description of the material facts surrounding, any of the following events: (a) declaration of any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) offering for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) effecting any reclassification or recapitalization of common stock; or (d) the merger or consolidation with or into any other corporation, or sale, lease, license, or conveyance of all or substantially all of its assets, or liquidation, dissolution or winding up.
3.3
Information Rights. So long as Holder holds this warrant and/or any of the Shares, the Company shall deliver to Holder (a) promptly after mailing, copies of all communiques to the shareholders of the Company, (b) within one hundred eighty (180) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.
3.4
Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be “Registrable Securities”, and Holder shall be a “Holder” under the Investors’ Rights Agreement among the Company and other persons dated as of August 30, 2021, as amended.

ARTICLE 4

MISCELLANEOUS

4.1
Term; Exercise Upon Expiration. This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised with respect to those Shares that are deemed Vested Shares on the Expiration Date, if any, by “cashless” conversion pursuant to Section 1.2.
4.2
Legends. This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

4.3
Compliance with Securities Laws on Transfer. This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company shall not require Holder to provide an opinion of counsel if the transfer is to PacWest Bancorp or any other affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144 (d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.
4.4
Transfer Procedure. After receipt by Pacific Western Bank of this warrant, Pacific Western Bank will transfer all of this warrant to its parent company, PacWest Bancorp. Subject to the provisions of Section 4.3, PacWest Bancorp, as Holder, may, subject to the final sentence of this Section 4.4, transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable). No surrender or reissuance shall be required for the transfer to PacWest Bancorp or a transfer to any other affiliate of Holder; provided that any subsequent transferee other than PacWest Bancorp or an affiliate shall agree in writing with the Company to be bound by all of the term and conditions of this Warrant. Notwithstanding any contrary provision herein, Holder may not, without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, transfer this Warrant or any portion thereof, or any Shares issued upon any exercise hereof, or any shares of common stock issued upon conversion of such Shares, to any person or entity other than (i) to an affiliate of PacWest Bancorp, (ii) in the event the PacWest Bancorp merges or consolidates with or into another entity, to PacWest Bancorp’s successor by merger, (iii) to another financial institution (but excluding, for the avoidance of doubt, any vulture fund or distressed debt fund), or (iv) to a holder of the Company’s preferred stock.

4.5
Notices. All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to Holder shall be addressed as follows:

PacWest Bancorp
Attn: Warrant Administrator
555 S. Mangum Street, Suite 1000
Durham, NC 27701

4.6
Amendments. This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.
4.7
Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
4.8
Electronic Transmission; Electronic Signatures. Executed copies of this warrant or the signature page of this warrant sent by facsimile or transmitted electronically in Portable Document Format (“PDF”) or any similar format, or transmitted electronically by digital image, DocuSign, or other means of electronic transmission, shall be treated as originals, fully binding and with full legal force and effect, and the Company hereby waives any rights it may have to object to such treatment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this warrant and/or any document to be signed in connection with this warrant and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
4.9
Governing Law. This warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Warrant to Purchase Stock as of the date set forth above.

ODYSSEY THERAPEUTICS, INC.

By:	/s/ Gary Glick
Name:	Gary Glick
Title:	Chief Executive Officer

[Signature Page to Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase shares of the Series A-2 Preferred Stock of ODYSSEY THERAPEUTICS, INC. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

1. The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant. This conversion is exercised with respect to of the shares covered by the warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Holder’s Name)

(Address)

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

PacWest Bancorp or Registered Assignee

(Signature)

(Date)

EXHIBIT A

VESTING SCHEDULE

The Shares shall vest as follows:

(1)
on the Issue Date, 16,248 Shares shall vest; and
(2)
in connection with each Term Loan made under that certain Loan and Security Agreement, by and between Pacific Western Bank and the Company, dated as of the date hereof, a number of Shares shall vest in an amount equal to (a) (i) 0.02 multiplied by (ii) the principal amount of such Term Loan divided by (b) $6.15459, rounded up to the nearest whole Share.